Exhibit 99.1

NGM Bio Provides Pipeline Update and Reports Second Quarter 2019 Financial Results

- Initiated Phase 1 clinical study of NGM621 for the treatment of dry age-related macular degeneration (AMD) -

- Completed enrollment of 1 mg cohort of 24-week Phase 2 study of NGM282 (aldafermin) in NASH patients;

Planned data readouts over next 3 – 6 months -

- Robust clinical stage pipeline now spans novel drugs to address significant unmet needs in metabolic disease, oncology and ophthalmic disease -

South San Francisco, CA, August 12, 2019 – NGM Biopharmaceuticals, Inc. (Nasdaq: NGM), a clinical stage biotechnology company focused on developing transformative therapeutics for patients, today provided a business update and reported second quarter 2019 financial results for the period ending June 30, 2019.

“Our initiation of a Phase 1 clinical study of NGM621 to treat dry AMD demonstrates our continued progress in executing on our goal to operate one of the industry’s most productive R&D engines,” said David J. Woodhouse, Ph.D., chief executive officer of NGM. “We have made important progress advancing NGM282 as a potential treatment for NASH, having advanced this program into Phase 2b clinical development earlier this year. With our R&D roots firmly established and continuing to grow in the metabolic and liver spaces, we are actively building a robust pipeline that also includes novel product candidates for additional therapeutic areas, including oncology and ophthalmic diseases. This strategy positions us to tackle a spectrum of significant unmet needs, leveraging fully our in-house biology and biologics expertise.”

Second Quarter 2019 and Recent Highlights

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Completed enrollment of Cohort 4 of the Phase 2 clinical study of NGM282 (aldafermin) in non-alcoholic steatohepatitis (NASH) patients with F2-F3 fibrosis. Cohort 4 has enrolled 78 patients with biopsy-confirmed NASH and stage F2-F3 liver fibrosis and will assess the efficacy, safety and tolerability of aldafermin 1 mg compared to placebo. An interim analysis of the non-invasive measures of efficacy, including liver fat content as measured by MRI-PDFF, liver transaminases and exploratory fibrosis biomarkers, will be conducted in approximately half the subjects after 24 weeks of treatment. NGM expects to report these interim data in the fourth quarter of 2019. Topline results of the full Cohort 4, which will include an assessment of the effect of 24 weeks of treatment on liver histology, are anticipated in early 2020. NGM plans to report preliminary results on ALPINE 2/3, an ongoing Phase 2b study of aldafermin in NASH patients with F2-F3 fibrosis, by the end of 2020.

•

Dosed first patient in Phase 1 clinical study of NGM621 for the treatment of geographic atrophy, an advanced form of dry AMD. NGM621 is an antibody binding an undisclosed target that has supportive human genetics data to suggest that inhibition of this pathway can effectively slow the progression of vision loss in patients with dry AMD. Currently, there are no approved therapies to treat dry AMD, a disease that is prevalent in approximately one million adults in the United States and progresses to permanent loss of central vision. The primary objective of the Phase 1 clinical study is to evaluate the safety, tolerability and pharmacokinetics of up to two intravitreal doses of NGM621 in patients with geographic atrophy.

•

Completed Phase 1 clinical study of NGM120. NGM is evaluating the potential of NGM120, an antagonistic antibody binding GFRAL, as a potential treatment of cancer anorexia-cachexia syndrome (CACS). The primary objective of the Phase 1 double blind, placebo-controlled single ascending dose and multiple ascending dose study was to evaluate the safety, tolerability and pharmacokinetics of NGM120 (single doses up to 400 mg and three monthly doses of up to 200 mg) in healthy adult subjects. Preliminary results demonstrate that NGM120 was well-tolerated at all doses studied and the pharmacokinetics support once-monthly dosing. Later this year, NGM plans to initiate a Phase 1a/1b clinical study to further evaluate the safety, tolerability and pharmacokinetics of NGM120, and to gather preliminary evidence of anti-cancer and anti-CACS activity in patients with select solid tumors, including pancreatic cancer.

Second Quarter Financial Results

•	Related party revenue for the second quarter of 2019 was $25.3 million, compared to $22.1 million for the same period in 2018.

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Research and development expenses for the second quarter of 2019 were $28.8 million, compared to $22.8 million for the same period in 2018. The increase in research and development expenses was primarily attributable to increases in unallocated research and development expenses associated with personnel-related expenses, external research and development expenses associated with the advancement of NGM’s growing pipeline and aldafermin program expenses due to ongoing Phase 2 and Phase 2b clinical trials.

•

General and administrative expenses for the second quarter 2019 were $6.2 million, compared to $3.5 million for the same period in 2018. The increase in general and administrative expenses was primarily attributable to personnel-related expenses and an increase in legal and professional service expenses required to support NGM’s ongoing operations as a public company.

•	For the second quarter of 2019, NGM reported a net loss of $7.7 million, compared to a net loss of $3.2 million for the same period in 2018.

•

Cash, cash equivalents and short-term marketable securities were $362.2 million as of June 30, 2019, compared to $206.6 million as of December 31, 2018. The increase of $155.6 million was primarily attributable to net cash proceeds of $173.7 million from the Company’s initial public offering and concurrent private placement offset by cash used in operations over the period.

About NGM Biopharmaceuticals, Inc.

NGM is a clinical stage biopharmaceutical company focused on developing novel therapeutics based on scientific understanding of key biological pathways underlying cardio-metabolic, liver, oncologic and ophthalmic diseases. The company leverages its biology-centric drug discovery approach to uncover novel mechanisms of action and generate proprietary insights that enable it to move rapidly into proof-of-concept studies and deliver potential first-in-class medicines to patients. NGM aspires to operate one of the most productive research and development engines in the biopharmaceutical industry, with multiple programs in clinical development. Visit http://www.ngmbio.com for more information.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “on track,” “plan(s),” “goal,” “may,” “will,” “expect,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements include those related to NGM’s R&D engine and ability to build a robust pipeline of product candidates; the advancement of its clinical and preclinical pipeline; the timing, enrollment and results of NGM’s clinical trials, including the continued enrollment and announcement of interim, preliminary and Cohort 4 topline results of the Phase 2b clinical study of NGM282 in patients with NASH; the safety, tolerability and efficacy of NGM’s product candidates; NGM’s ability to fund its clinical programs and NGM’s financial outlook. Because such statements deal with future events and are based on NGM’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of NGM could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including those discussed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the quarter ended June 30, 2019 and other filings that NGM makes from time to time with the United States Securities and Exchange Commission. Except as required by law, NGM assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Investor Contact: Sylvia Wheeler and Alex Santos swheeler@wheelhouselsa.com asantos@wheelhouselsa.com ir@ngmbio.com	Media Contact: Liz Melone media@ngmbio.com

NGM Biopharmaceuticals, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Related party revenue	$25,341	$22,118	$50,893	$40,731
Operating expenses:
Research and development	28,819	22,846	58,346	42,300
General and administrative	6,229	3,458	11,596	7,332
Total operating expenses	35,048	26,304	69,942	49,632
Loss from operations	(9,707)	(4,186)	(19,049)	(8,901)
Interest income	2,044	891	3,154	1,643
Other income (expense), net	(6)	95	(42)	117
Net loss	$(7,669)	$(3,200)	$(15,937)	$(7,141)
Net loss per common share, basic and diluted	$(0.13)	$(0.52)	$(0.47)	$(1.16)
Weighted average shares used to compute net loss per common share, basic and diluted	61,044,450	6,200,143	34,078,099	6,163,425

NGM Biopharmaceuticals, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2019	2018*
Assets
Current assets:
Cash and cash equivalents	$265,072	$56,923
Short-term marketable securities	97,116	149,710
Related party receivable from collaboration	881	3,669
Prepaid expenses and other current assets	5,275	4,255
Total current assets	368,344	214,557
Property and equipment, net	22,172	23,893
Restricted cash	2,249	2,249
Deferred IPO costs	—	2,292
Other non-current assets	3,938	3,094
Total assets	$396,703	$246,085
Liabilities, convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$3,164	$5,775
Accrued liabilities	15,292	14,003
Deferred rent, current	2,756	2,683
Deferred revenue, current	17,441	19,025
Total current liabilities	38,653	41,486
Deferred rent, non-current	10,843	12,221
Deferred revenue, non-current	—	3,942
Early exercise stock option liability	1,077	1,559
Convertible preferred stock warrant liability	—	198
Total liabilities	50,573	59,406
Commitments and contingencies
Convertible preferred stock	—	294,874
Stockholders' equity (deficit):
Common stock, $0.001 par value;	66	7
Additional paid-in capital	515,248	39,258
Accumulated other comprehensive gain (loss)	102	(267)
Accumulated deficit	(169,286)	(147,193)
Total equity (deficit)	346,130	(108,195)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$396,703	$246,085

*The Condensed Consolidated Balance Sheet as of December 31, 2018 has been derived from the audited financial statements as of that date.